Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the reference of our firm under the caption “Experts” in the prospectus, which is referred to and made part of this Amendment No. 1  to Registration Statement (Form S-3) of Pernix Therapeutics Holdings, Inc. for the registration of common stock and the incorporation by reference in this Amendment No. 1  to Registration Statement on Form S-3 of the audited consolidated financial statements of Cypress Pharmaceuticals, Inc. as of and for the years ended December 31, 2011 and December 31, 2010 which have been so included in reliance on our report dated January 31, 2012, except for Note 13 as to which the date is December 31, 2012.

/s/ HORNE LLP

Ridgeland, Mississippi
January 24, 2013